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                                                                  EXHIBIT (e)(8)

RAINFOREST CAFE RESPONDS TO WISCONSIN BOARD: "SWIB: SHOW US THE MONEY"

         MINNEAPOLIS, October 4, 2000--Rainforest Cafe, Inc. (Nasdaq: RAIN - news) today announced that its board of directors met to consider the State of Wisconsin Investment Board's (SWIB) request and public statement asking the company to amend its shareholder rights plan. The Rainforest Cafe board agreed that it will amend the plan and allow shareholders to vote on any formal offer when and if received from SWIB, or any other party, if the Rainforest Cafe board believes it is superior to the proposed offer currently presented to shareholders from Landry's.

         Following the meeting, Lyle Berman, chairman and CEO, clarified the company's position and shareholder rights plan with the following statement:

"Our shareholder rights plan does not prevent SWIB, or any other potential suitor, from presenting a better offer," noted Berman. "Absent such a superior offer, the Rainforest Cafe board does not believe it would be fair to shareholders to amend the plan now, allowing anyone to purchase enough shares for the sole purpose of blocking the deal, which would deprive existing shareholders of the opportunity to participate in the Landry's offer." Berman also explained, "The shareholder rights plan was announced appropriately in May (news release issued on May 12) to protect shareholders and the company from abusive or hostile takeover attempts. Between May and yesterday, SWIB did not object to the shareholders rights plan which suggests that their motive is to buy more stock to block the Landry's proposal. If SWIB has a better offer than Landry's, we would be happy to present it to shareholders. We are looking forward to our meeting with SWIB this week."

         Rainforest Cafe, Inc. develops, owns, and operates combination restaurant/retail facilities offering a stimulating and entertaining rain forest theme, providing visitors with "A Wild Place to Shop and Eat(R)." There are currently 40 Rainforest Cafe(R)units open including 29 domestic locations and 11 international units. Rainforest Cafe, Inc. common shares are traded on the NASDAQ national Market under the symbol RAIN.

         This news release (as well as information included in oral statements or other written statements made or to be made by the Company) may contain forward-looking statements, such as statements relating to future expansion, that involve risks and uncertainties relating to future events. Actual events or the Company's results may differ materially from the results discussed in the forward-looking statements. The Company does not expect to update forward-looking statements continually as conditions change. These risks and uncertainties include, but are not limited to, those relating to the results of the tender offer, competition, fluctuations and changes in consumer preferences and attitudes, intellectual property protection, development and construction activities, and results of shareholder litigation. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's Form filed with the Securities and Exchange Commission for the fiscal year ended January 2, 2000 and filed on March 2, 2000.

         Rainforest Cafe shareholders are advised to read the tender offer statement regarding the acquisition of Rainforest Cafe, referenced in this press release, which was filed by Landry's with



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the U.S. Securities and Exchange Commission and the related solicitation/
recommendation statement which was filed by Rainforest Cafe with the Commission. The tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the solicitation/recommendation statement contain important information which should be read carefully before any decision is made with respect to the offer. These documents are available at no charge at the SEC's website at www.sec.gov and may also be obtained from Landry's by directing such request to: Landry's Seafood Restaurants, Inc., 1400 Post Oak Blvd., Suite 1010, Houston, Texas 77056, Attention: Investor Relations, telephone 713/850-1010, e-mail:
Pwest@Ldry.com

Contact:
     Rainforest Cafe, Inc.
     Connie Carrino
     Director of Corporate Communications
     612-945-5400
     www.rainforestcafe.com








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